CONSENT TO ASSIGNMENT

This Consent to Assignment (this “Consent”) is made as of May 31, 2011 by ARE-819/863 MITTEN ROAD, LLC, A Delaware limited liability company (“Landlord”), to JUVARIS BIOTHERAPEUTICS, INC., a Delaware corporation (“Tenant”), and AMARANTUS BIOSCIENCES, INC., a Delaware corporation (“Assignee”), with reference to the following Recitals.

R E C I T A L S

A. Landlord and Tenant are parties to that certain Lease Agreement dated February 15, 2007, as amended by that certain First Amendment to Lease Agreement dated as of February 29, 1008, and as further amended by that Second Amendment to Lease dated as of September 18, 2008 (as amended, the “Lease”), pursuant to which Tenant leases certain premises more particularly described in the Lease (“Premises”) at the building located at 866 Malcolm Road, Burlingame, California.

B. Tenant desires to assign its interest in the Lease and the Premises consisting of approximately 11,424 rentable square feet of space, to Assignee, all as more particularly described in and pursuant to the provisions of that certain Assignment and Assumption Agreement, dated as of May 31, 2011 (the “Assignment”), a copy of which is attached hereto as Exhibit A.

C. Tenant desires to obtain Landlord’s consent to the Assignment.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby consents to the assignment of the Lease to Assignee; such consent being subject to and upon the following terms and conditions to which Landlord, Tenant and Assignee hereby agree:

1. All initially capitalized terms not otherwise defined in this Consent shall have the meanings set forth in the Lease unless the context clearly indicates otherwise.

2. This Consent shall not be effective and the Assignment shall not be valid nor shall Assignee take possession of the Premises unless and until Landlord shall have received: (a) a fully executed counterpart of the Assignment, (b) a fully executed counterpart of this Consent; (c) a fully executed counterpart of the Third Amendment to the Lease attached to this Consent as Exhibit C from Tenant, (d) a fully executed counterpart of the Lease Agreement attached to this Consent as Exhibit D from Tenant (“New Lease”), (e) a Letter of Credit from Assignee in the amount of $60,425.54 to replace the Letter of Credit from Tenant currently held by Landlord under the Lease, which existing Letter of Credit shall secure Tenant’s obligations under the New Lease, and (f) an insurance certificate from Assignee satisfying the requirements of the Lease. Tenant and Assignee represent and warrant to Landlord that the copy of the Assignment attached hereto as Exhibit A is true, correct and complete.

3. The parties acknowledge and agree that pursuant to the Assignment, Assignee is required to deliver to Tenant funds in the amount of $740,000 (“Asset Payment”) on or before June 15, 2011, in consideration for certain Physical Assets (as defined in the Assignment) being purchased by Assignee from Tenant. Notwithstanding anything to the contrary contained in the Assignment, Assignee hereby agrees to pay a portion of the Asset Payment, in the amount of $245,298.65, in immediately available funds on June 15, 2011, directly to the Landlord, which amount represents amounts owed by Tenant to Landlord for Base Rent, Additional Rent and other amounts under the Lease as of the date of this Consent (“Back Rent”). Tenant hereby agrees to such direct payment of a portion of the Asset Payment by Assignee to Landlord in the amount of the Back Rent.

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4. Landlord neither approves nor disapproves the terms, conditions and agreements contained in the Assignment, all of which shall be subordinate and at all times subject to all of the covenants, agreements, terms, provisions and conditions contained in the Lease.

5. Nothing contained in the Assignment shall be construed to modify, waive, impair, or affect any of the terms, covenants or conditions contained in the Lease (including Assignee’s obligation to obtain any required consents for any other or future assignments or sublettings), or to waive any breach thereof, or any rights or remedies of Landlord under the Lease against any person, firm, association or corporation liable for the performance thereof, or to enlarge or increase Landlord’s obligations or liabilities under the Lease, and all terms, covenants and conditions of the Lease are hereby declared by teach of the Landlord, Tenant and Assignee to be in full force and effect. Effective as of the effective date of the Assignment, Landlord agrees that, as between Landlord and Tenant, Tenant is excused from any further obligations with respect to the Lease, excepting only the payment of the Back Rent and such other obligations arising under the Lease which would survive a termination of the Lease if the Lease were to terminate on the effective date of the Assignment.

6. Notwithstanding anything in the Assignment or the Lease to the contrary:

(a) Assignee does hereby expressly assume and agree to be bound by and to perform and comply with, for the benefit of Landlord, each and every obligation of Tenant arising from and after the effective date of the Assignment under the Lease.

(b) Tenant and Assignee agree to each of the terms and conditions of this Consent, and upon any conflict between the terms of the Assignment and this Consent, the terms of this Consent shall control.

(c) Tenant agrees to reimburse all of Landlord’s costs and expenses in connection with this Consent.

7. Tenant releases and exculpates Landlord from any liability arising from the Lease. The foregoing release extends to all rights of Tenant under Section 1542 of the California Civil Code and any similar law of any state or territory in the United States, which are hereby expressly waived and relinquished by Tenant. Section 1542 reads:

A general release does not extend to claims which the creditor foes not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Tenant acknowledges that this release and waiver are an essential and material term of this Consent, without which Landlord would not become a party to this Consent.

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Tenant’s Initials

8. Upon a default by Assignee under the Lease, Landlord may proceed directly against Assignee or anyone else then liable under the Lease without first exhausting Landlord’s remedies against any other person or entity liable thereon to Landlord. The mention in this Consent of any particular remedy shall not preclude Landlord from any other remedy in law or in equity.

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9. Tenant represents and warrants that there are no broker commissions or fees that may be payable as a result of the Assignment. Assignee represents and warrants that there are no broker commissions or fees that may be payable as a result of the Assignment.

10. Tenant and Assignee agree that the Assignment will not be modified or amended in any way without the prior written consent of Landlord. Any modification or amendment of the Assignment without Landlord’s prior written consent shall be void and of no force or effect.

11. Notification of Asbestos.

a. Notification of Asbestos. Landlord hereby notifies Assignee of the presence of asbestos-containing materials (“ACMs”) and/or presumed asbestos-containing materials (“PACMs”) within or about the Building in the location identified in Exhibit B.

b. Assignee Acknowledgement. Assignee hereby acknowledges receipt of the notification in paragraph (a) of this Section 11 and understand that the purpose of such notification is to make Assignee and any agents, employees, and contractors of Assignee, aware of the presence of ACMs and/or PACMs within or about a the Building in order to avoid or minimize any damage to or disturbance of such ACMs and/or PACMs.

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Assignee’s Initials

c. Acknowledgement from Contractors/Employees. Assignee shall give Landlord at least 14 days’ prior written notice before conducting, authorizing or permitting any of the activities listed below within or about the Building, and before soliciting bids from any person to perform such services. Such notice shall identify or describe the proposed scope, location, date and time of such activities and the name, address and telephone number of each person who may be conducting such activities. Thereafter, Assignee shall grand Landlord reasonable access to the Building, to determine whether any ACMs or PACMs will be disturbed in connection with such activities. Assignee shall not solicit bids from any person for the performance of such activities without Landlord’s prior written approval. Upon Landlord’s request, Assignee shall deliver to Landlord a copy of a signed acknowledgement from any contractor, agent, or employee of Assignee acknowledging receipt of information describing the presence of ACMs and/or PACMs within or about the Building in the locations identified in Exhibit B prior the commencement of such activities. Nothing in this Section 10 shall be deemed to expand Assignee’s rights under the Lease or this Consent or otherwise to conduct, authorize or permit any such activities.

(i) Removal of thermal system insulation (“TSI”) and surfacing ACMs and PACMs (i.e., sprayed-on or troweled-on material, e.g. textured ceiling paint or fireproofing material);

(ii) Removal of ACMs or PACMs that are not TSI or surfacing ACMs or PACMs; or

(iii) Repair and maintenance of operations that are likely to disturb ACMs or PACMs.

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12. This Consent may not be changed orally, but only by an agreement in writing signed by Landlord and the party against whom enforcement of any change is sought.

13. This Consent may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute but one and the same instrument.

14. This Consent and the legal relations between the parties hereto shall be governed by and construed and enforced in accordance with the internal laws of the State in which the Property is located, without regard to its principles of conflicts of law.

15. Assignee, and all beneficial owners of Assignee, are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation pertaining thereto (collectively the “OFAC Rules”), (b) not listed on, and shall not during the term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

[Signatures on next page]

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IN WITNESS WHEREOF, Landlord, Tenant and Assignee have caused their duly authorized representatives to execute this Consent as of the date first above written.

LANDLORD:	ARE-819/863 MITTEN ROAD, LLC,
A Delaware limited liability company

	By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership, managing member

		By:	ARE-QRS CORP.,
A Maryland corporation, General partner

By:
lts:

TENANT:	JUVARIS BIOTHERAPEUTICS, INC.,
a Delaware corporation

	By:	/s/ Martin D. Cleary
	lts:	CFO

ASSIGNEE :	AMARANTUS BIOSCIENCES, INC.,

	By:	/s/ K. Gonzaga
	lts:	CFO

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EXHIBIT A

COPY OF ASSIGNMENT

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EXHIBIT B

NOTIFICATION OF THE PRESENCE OF ASBESTOS CONTAINING MATERIALS

This notification provides certain information about asbestos within or about the Premises at 866 Malcolm Road, Burlingame, CA (“Building”) in accordance with California Code of Regulations, title 8, section 1529 and Section 25915 et. seq. of the California Health and Safety Code.

Historically, asbestos was commonly used in building products used in the construction of buildings across the country. Asbestos-containing building product were used because they are fire-resistant and provide good noise and temperature insulation. Because of their prevalence, asbestos-containing materials, or ACMs, are still sometimes found in buildings today.

An asbestos survey of the Building identified several ACMs in the interior of the building that were abated in August and September 2004. The remaining ACMs consist of duct tape/mastic on ventilation ducts located on the west end of the roof.

Because ACMs are present and may continue to be present within or about the Building, we have hired an independent environmental consulting firm to prepare an operations and maintenance program (“O&M Program”). The O&M Program is designed to minimize the potential of any harmful asbestos exposure to any person within or about the Building. The O&M Program includes a description of work methods to be taken in order to maintain any ACMs or PACMs within or about the Building in good condition and to prevent any significant disturbance of such ACMs or PACMs. Appropriate personnel receive regular periodic training on how to properly administer the O&M Program.

The O&M Program describes the risks associated with asbestos exposure and how to prevent such exposure through appropriate work practices. ACMs and PACMs generally are not thought to be a threat to human health unless asbestos fibers are released into the air and inhaled. This does not typically occur unless (1) the ACMs are in a deteriorating condition, or (2) the ACMs have been significantly disturbed (such as through abrasive cleaning, or maintenance or renovation activities). If inhaled, asbestos fibers can accumulate in the lungs and, as exposure increases, the risk of disease (such as asbestosis or cancer) increases. However, measures to minimize exposure, and consequently minimize the accumulation of asbestos fibers, reduce the risks of adverse health effects.

The O&M Program describes a number of activities that should be avoided in order to prevent a release of asbestos fibers. In particular, you should be aware that some of the activities which may present a health risk include moving, drilling, boring, or otherwise disturbing ACMs. Consequently, such activities should not be attempted by any person not qualified to handle ACMs.

The O&M Program is available for review during regular business hours at the Landlord’s office located at 1700 Owens Street, Suite 590, San Francisco, CA 94158.

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EXHIBIT C

THIRD AMENDMENT

(Attached)

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